Exhibit (a)(1)(J)
FORM OF REMINDER COMMUNICATION TO ELIGIBLE OPTIONHOLDERS
ABOUT THE EXCHANGE OFFER

Date:
To:	Eligible Optionholders
From:	Builders FirstSource, Inc.
Re:	Reminder About Exchange Offer
The exchange offer for all Eligible Option Grants is currently open and available to all Eligible Optionholders. As previously communicated, the exchange is scheduled to close at 5:00 p.m., Eastern Time, on May 22, 2008. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to the Expiration Date, which we expect will be at 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer).
You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Jeff Wier, by mail or delivery service at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, by phone at (214) 880-3575, or by e-mail at jeff.wier@bldr.com.